Exhibit 99.1

Mercantile Bancorp, Inc. Announces Basic Earnings Per Share increase of 25.1%

QUINCY, Il. --(BUSINESS WIRE)—October 12, 2005-- Today, Mercantile Bancorp, Inc. (Amex: MBR) reported unaudited third quarter basic earnings of $1.34 per share, compared to $.82 per share for the third quarter of 2004.  Basic earnings per share for the nine months ended September 30, 2005 were $3.59, compared to $2.87 for the same period in 2004, an increase of 25.1%.  Net income was $2,622,000 for the third quarter of 2005, an increase of $1,000,000 over the third quarter of 2004, and $7,041,000 for the nine months ended September 30, 2005, an increase of $1,401,000 over the same period in 2004.

In commenting on earnings performance, Chairman, President & CEO Dan S. Dugan said: “Earnings were 25.1% higher than the comparable date last year, as we have managed net interest income with the opportunity the interest rate cycle has provided.  We are also managing expense well, and both factors are contributing to our solid performance this year.”

For the nine months ended September 30, 2005, the annualized return on average equity was 10.6% and the annualized return on average assets was .88%.  Comparing September 30, 2005 balances to December 31, 2004, total assets increased 6.95% to $1,112,891,000.  Total loans, including loans held for sale, grew 6.7% to $823,621,000.  Total deposits increased 6.6% to $931,286,000.  During the same period, stockholders’ equity increased 6.3% to $91,426,000, or 8.2% of total assets.

The Quincy, Illinois based bank holding company’s majority-owned subsidiaries consists of 6 banks in Illinois, 2 banks in Missouri and 1 bank in Kansas, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products.  In addition, the Company has minority investments in 4 community banks in Missouri, Georgia and Florida. Further information is available on the Company’s website at www.mercbanx.com.

FINANCIAL SUMMARY
(In thousands, except per share data)

	September 30, 2005	December 31, 2004

	(Unaudited)	(Audited)
Balance sheet information:
Loans, including loans held for sale	$823,621	$772,089
Investment Securities	169,212	173,371
Total Assets	1,112,891	1,040,553
Deposits	931,286	873,427
Stockholders’ Equity	91,426	85,982
Book Value Per Share	$46.74	$43.79

	Three Months Ended September 30, 2005	Three Months Ended September 30, 2004

	(Unaudited)
Statement of income information:
Total interest income	$15,390	$12,571
Total interest expense	6,479	4,615
Net interest income	8,911	7,956
Provision for loan losses	451	422
Noninterest income	2,073	1,809
Noninterest expense	6,975	7,069
Minority interest	302	30
Income taxes	634	622
Net income	2,622	1,622
Basic Earnings Per Share	$1.34	$.82

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004

	(Unaudited)
Statement of income information:
Total interest income	$43,511	$36,326
Total interest expense	17,387	13,093
Net interest income	26,124	23,233
Provision for loan losses	1,680	1,222
Noninterest income	6,042	5,791
Noninterest expense	20,465	19,742
Minority interest	529	82
Income taxes	2,451	2,338
Net income	7,041	5,640
Basic Earnings Per Share	$3.59	$2.87

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This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,”  “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “except,” “target” and similar expressions.  These forward-looking statements are subject to significant risks, assumptions and uncertainties.  Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements.  The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.

Questions regarding this information should be directed to Mr. Dugan at (217) 223-7300, or by e-mail at investor.relations@mercbanx.com